UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2008

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Underwriting Agreement for First Mortgage Bonds

On March 27, 2008, Avista Corporation (Avista Corp.) entered into an underwriting agreement with UBS Securities LLC, BNY Capital Markets, Inc., and Goldman, Sachs & Co., as Representatives of the several Underwriters, related to the planned issuance of $250.0 million of 5.95 percent First Mortgage Bonds due in 2018. The underwriting agreement is filed herewith as Exhibit 1.1. The First Mortgage Bonds are expected to be issued on April 3, 2008, subject to conditions stated in the underwriting agreement.

These First Mortgage Bonds will be issued under a registration statement previously filed with the Securities and Exchange Commission (SEC). Avista Corp. filed a prospectus supplement with the SEC in connection with this issuance of First Mortgage Bonds.

The net proceeds from the issuance of $247.5 million (net of discounts and before Avista Corp.’s expenses), together with other available funds, will be used to pay $272.9 million of 9.75 percent Unsecured Senior Notes that mature on June 1, 2008. Pending use, such proceeds will be invested by the Company in short-term investment vehicles or used to retire short-term debt.

This Current Report on Form 8-K is being filed for the purpose of filing an exhibit to the registration statement and related prospectus supplement for the issuance of First Mortgage Bonds. Such exhibit is hereby incorporated by reference into the registration statement and related prospectus supplement by reference.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and there shall not be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The sale of securities is being made only by means of a prospectus and related prospectus supplements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated March 27, 2008, between Avista Corporation and UBS Securities LLC, BNY Capital Markets, Inc., and Goldman, Sachs & Co., as Representatives of the several Underwriters

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: March 31, 2008	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer